CNB CORPORATION
_____________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 11, 2010

TO THE SHAREHOLDERS:

          Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of CNB Corporation, a South Carolina corporation (the "Company"), will be held in the Conway Banking Office of The Conway National Bank at 1411 Fourth Avenue, Conway, South Carolina, at 5:15 p.m., Conway, South Carolina time, on Tuesday, May 11, 2010.  The Annual Meeting is being held for the following purposes:

(1)	To elect three Directors to each serve a three-year term;
(2)	To ratify the appointment of Elliott Davis, LLC as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010; and
(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

          Only those holders of common stock of the Company of record at the close of business on March 31, 2010, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

          You are cordially invited and urged to attend the Annual Meeting in person.  Whether or not you plan to attend the meeting, we encourage you to please date, sign, and promptly return the enclosed proxy (gold sheet) in the enclosed, self-addressed, stamped envelope.  If you are a record shareholder and attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so.  In any event, a proxy may be revoked by a record shareholder at any time before it is exercised.

By Order of the Board of Directors /s/W.Jennings Duncan
W. Jennings Duncan
President and Chief Executive Officer
Conway, South Carolina
April 9, 2010

CNB CORPORATION
1400 Third Avenue
Conway, South Carolina 29526
(843) 248-5721

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 11, 2010

We are providing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of CNB Corporation, a South Carolina Corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Tuesday, May 11, 2010 (the "Annual Meeting"), at 5:15 p.m., Conway, South Carolina time, in the Conway Banking Office of The Conway National Bank at 1411 Fourth Avenue, Conway, South Carolina, or any adjournment thereof.  Throughout this Proxy Statement, we use terms such as "we," "us," "our," and "our Company" to refer to CNB Corporation, the term "our Bank" to refer to our wholly-owned subsidiary, The Conway National Bank, and terms such as "you" and "your" to refer to our shareholders.

          A Notice of Annual Meeting is attached to this Proxy Statement, and a form of proxy is enclosed.  We first began mailing this proxy statement to our shareholders on or about April 9, 2010.  We are paying the costs of this solicitation.  The only method of solicitation we plan to use, other than this proxy statement, is personal contact, including contact by telephone or other electronic means, by our directors and regular employees, who will not be specially compensated for their services.  We will also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse the forwarding expenses.

ANNUAL REPORT

          The annual report to shareholders covering our fiscal year ended December 31, 2009, including financial statements, is enclosed.  The annual report to shareholders does not form any part of the material for the solicitation of proxies.

VOTING PROCEDURES AND MATTERS RELATING TO PROXIES

Voting by Record Shareholders

          If you hold your shares of record in your own name, you can vote your shares by marking the enclosed proxy form, dating it, signing it, and returning it to us in the enclosed postage-paid envelope.  If you are a shareholder of record and sign, date, and return your proxy form without indicating how you want to vote, your proxy will be voted "FOR" the nominees named on the proxy form.  If you are a shareholder of record, you can also attend the annual meeting and vote in person.

Voting by Shareholders Whose Shares are Held in "Street Name"

          If you hold your shares in street name with a broker or other nominee, you can direct their vote by submitting voting instructions to your broker or nominee in accordance with the procedure in the voting instructions provided by your broker or nominee.  Because of recent changes in rules that relate to broker voting, your broker is no longer permitted to vote your shares on election of directors unless you provide voting instructions.  Therefore, to be sure your shares are voted on election of directors, please instruct your broker as to how you wish it to vote.

Revocation of Proxy

          If you are a record shareholder and execute and deliver a proxy, you have the right to revoke it at any time before it is voted by: (a) giving written notice of revocation to W. Jennings Duncan, President, CNB Corporation, 1400 Third Avenue, Conway, South Carolina 29526; (b) voting in person at the Annual Meeting; or (c) executing and delivering to us a later dated proxy. Written notice of revocation or delivery of a later dated proxy will be effective when we receive it.  Your attendance at the Annual Meeting will not in itself constitute revocation of a proxy.  However, if you are a record shareholder and desire to do so, you may attend the meeting and vote in person in which case the proxy will not be used.  If you hold your shares in street name with a broker or other nominee, you may change or revoke your proxy instructions by submitting new voting instructions to the broker or other nominee.

Quorum, Vote Required, and Method of Counting Votes

          At the close of business on March 31, 2010 (the "Record Date"), 1,676,524 shares of our common stock ($5.00 par value) were outstanding and were held of record by approximately 970 persons.  Each share outstanding will be entitled to one vote upon each matter submitted at the meeting.  You are only entitled to notice of and to vote at the meeting if you were a stockholder of record at the close of business on March 31, 2010.

          The presence in person or by proxy of the holders of one-third of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting or any adjournment thereof.  If a share is represented for any purpose at the Annual Meeting by the presence of the record owner or a person holding a valid proxy for the record owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares and that either choose not to vote or do not have authority to vote (so-called "broker non-votes"), will be included in determining the number of shares present or represented at the Annual Meeting.  If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented.  If the meeting is to be reconvened within thirty days, we will not give any notice of the reconvened meeting other than an announcement at the adjourned meeting.  If the meeting is to be adjourned for thirty days or more, we will give notice of the reconvened meeting as provided in the Bylaws.  At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

           If a quorum is present at the meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the meeting. "Plurality" means that, if there are more nominees than positions to be filled, the individuals who receive the largest number of votes cast for the positions to be filled will be elected as directors.  Because the number of nominees for election at the 2010 Annual Meeting is the same as the number of positions to be filled, we expect that all of the Board of Directors' nominees will be elected.  Votes that are withheld or shares that are not voted in the election of directors will have no effect on the outcome of election of directors.  Cumulative voting is not permitted.

          If a quorum is present, all other matters that may be considered and acted upon by our shareholders at the Annual Meeting, including ratification of appointment of the independent registered public accounting firm, will be approved if the votes cast in favor of the proposal at the Annual Meeting exceed the votes cast against the proposal.

Actions to be Taken by the Proxies

          Our Board of Directors selected the persons named as proxies in the enclosed form of proxy, which is solicited by out Board of Directors.  If you are a record shareholder and properly execute and return the form of proxy enclosed, the shares that it represents will be voted at the meeting.  Unless you otherwise specify therein, your proxy will be voted:

▪	"For" the election of the three persons named in this Proxy Statement as our Board of Directors' nominees for election to the Board of Directors; and
▪	"For" the ratification of the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

          In each case where you have appropriately specified how your shares are to be voted, they will be voted in accordance with your specifications.Our Board of Directors is not aware of any other matters that may be presented for action at the Annual Meeting of Shareholders; but if other matters do properly come before the meeting, the persons named as proxies in the form of proxy intend to vote on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

          If you wish to present a proposal for action at the 2011 Annual Meeting of Shareholders, you may do so by delivering the proposal in writing to the President of CNB Corporation, 1400 Third Avenue, Conway, South Carolina 29526.  You must send or deliver such written proposals in time for us to receive them prior to December 10, 2010, if you want us to include them, if otherwise appropriate, in our proxy statement and form of proxy relating to that meeting.  If we do not receive notice of a shareholder proposal prior to February 23, 2011, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when the proposal is raised at the meeting.  Only proposals that are proper for shareholder action and otherwise appropriate may be included in the Company's proxy statement and proxy.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS

          As of March 31, 2010, there were no persons known to us to be beneficial owners of 5% or more of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT

          The following table provides information as of March 31, 2010, about beneficial ownership of our common stock by each of our executive officers named in the Summary Compensation Table, each of our directors and each nominee for director, and all executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
James W. Barnette, Jr. (1)	14,400.86%
William R. Benson (2)	62,674	3.74%
Harold G. Cushman, Jr. (3)	6,550.39%
Harold G. Cushman, III (4)	56,896	3.39%
W. Jennings Duncan (5)	62,252	3.71%
Marion E. Freeman, Jr.	90.01%
M. Terry Hyman (6)	424.03%
Edward T. Kelaher	758.05%
William O. Marsh (7)	3,388.20%
L. Ford Sanders, II (8)	1,500.09%
George F. Sasser (9)	2,124.13%
Lynn Gatlin Stevens	894.05%
Phillip H. Thomas (10)	2,604.16%
John C. Thompson	3,166.19%

All Executive Officers and Directors as a Group
(14 persons)	217,720	12.99%

          Except as indicated below, each executive officer named and each director or director nominee has sole voting and investment power with respect to all shares of our stock owned by such executive officer, director, or director nominee.

(1)	Includes 11,974 shares held by Janet J. Barnette (wife).
(2)	Includes 362 shares held by Timna Benson (wife) and 59,628 shares held by E Square Farms, LLC. Of the total shares beneficially owned by Mr. Benson, 5,500 shares are pledged as collateral.
(3)	Includes 2,772 shares held by Dianne C. Cushman (wife).
(4)

Includes 450 shares held by Lisa R. Cushman (wife); 178 shares held by Harold G. Cushman, IV (son); 178 shares held by Kara Dawn Cushman (daughter); 50,820 shares held by the Cushman Family Limited Partnership; 1,366 shares held by the Marion Shannon Cushman Trust FBO Harold G. Cushman, IV; and 1,364 shares held by the Marion Shannon Cushman Trust FBO Kara Dawn Cushman.

(5)	Includes 5,857 shares held by Robin F. Duncan (wife) and 9,328 shares held by Margaret Brunson Duncan (daughter).
(6)	Of the total shares owned by Mr. Hyman, 367 shares are pledged as collateral.
(7)	Includes 242 shares held by Elizabeth Floyd Marsh (wife) and 2,166 shares held by the Palmetto Chevrolet Co., Inc. Employees Profit Sharing Plan.
(8)	Includes 338 shares held by Michelle Calder Sanders (wife). Of the total shares beneficially owned by Mr. Sanders, 1,500 shares are pledged as collateral.
(9)	Includes 1,094 shares held by Sara Jean Sasser (wife).
(10)	Includes 2,404 shares held by Phillip H. Thomas and Rilla A. Thomas (wife), Joint Tenants.

ELECTION OF DIRECTORS

          Our Articles of Incorporation provide for our Board of Directors to be divided into three classes, each as nearly equal in number as possible, and each serving a three-year staggered term.

          Our Board of Directors has, by resolution, fixed the number of directors at ten.  Three directors will be elected at the Annual Meeting to each serve a three-year term.  Directors serve until their successors are elected and have qualified to serve.  The Board has nominated for re-election James W. Barnette, Jr.; Harold G. Cushman, III; and W. Jennings Duncan, each of whom is presently serving as a director, as Class I directors, each to serve a three-year term.  All nominees were recommended for re-election by the Governance, Nominating, and Compensation Committee of the Board of Directors.  The Governance, Nominating, and Compensation Committee is comprised of non-management directors.

          The Governance, Nominating, and Compensation Committee believes the combined business and professional experience of the Company's directors and the nominees, and their various areas of expertise make them a useful resource to management and qualify them for service on the Board.  During their tenures, these directors have gained considerable institutional knowledge about the Company and its operations, which has made them effective board members.  Because the Company's operations are complex and highly regulated, continuity of service and this development of institutional knowledge help make the Board more efficient and more effective at developing long-range plans than it would be if there were frequent turnover in Board membership.  When Board members retire from the Board, the Nominating Committee seeks out replacements who it believes will make significant contributions to the Board for a variety of reasons, including among others, business and financial experience and expertise, business and government contacts, relationship skills, knowledge of the Company, and diversity.  Our directors are also significantly involved in the communities we serve and provide important liaisons between us and our customers and our shareholders.  Further information about each individual nominee and each director whose term will continue after the Annual Meeting is set forth below.

          Information about the nominees is set forth below under "INFORMATION ABOUT NOMINEES, DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING OF SHAREHOLDERS, AND EXECUTIVE OFFICERS ─ Nominees for Election to Serve until the 2013 Annual Meeting of Shareholders."  Each of the nominees has consented to be named in this Proxy Statement.   The nominees have advised our Board of Directors that they will stand for election and will serve if elected.  However, if any nominee should become unable or unwilling to serve for any reason, the persons acting as proxies intend to vote for the election, in his or her stead, of such other persons as our Board of Directors may recommend.  The Board of Directors has no reason to believe that any nominee named above will be unable or unwilling to serve if elected.

INFORMATION ABOUT NOMINEES, DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING OF SHAREHOLDERS,
AND EXECUTIVE OFFICERS

Nominees for Election to Serve until the 2013 Annual Meeting of Shareholders

          James W. Barnette, Jr., age 65, has been a director of our Company since its founding in 1985 and our Bank since 1984.  Mr. Barnette has been President of Surfside Rent Mart, a general rental company located in Surfside Beach, South Carolina since 1992.  Mr. Barnette was the General Manager of Quail Creek, Burning Ridge, and Indian Wells Golf Clubs from 1985 to 1988; was Vice President of Myrtle Beach Farms Company and General Manager of Myrtlewood Golf Courses from 1970 to 1984; and was a teacher at Conway High School from 1967 to 1970.  Mr. Barnette has served on the Horry County Board of Education and served as Chair of its Building Committee and Finance Committee.  Mr. Barnette has also served as a member and Treasurer of the Executive Board of Golf Holiday and as a member of the Executive Board of the Grand Strand Executive Golf Association.  We believe that Mr. Barnette's long history with the Company and Bank, his extensive experience as an executive in the golf industry, and his experience on various civic boards well qualify him to serve on the Company's Board of Directors.

          Harold G. Cushman, III, age 50, has served as member of the Board of Directors of our Company and our Bank since 2007.  He is Executive Vice President/Chief Operating Officer of Dargan Construction Company, Inc. and is a Partner and Manager of its subsidiaries.  Mr. Cushman is a Director of Dargan Construction Company, Inc. and has been employed by this company since 1982.  He is the Licensed S.C. General Contractor Representative for Dargan Construction Company, LLC.  Mr. Cushman is a member of the Board of Directors for Horry-Georgetown Technical College Foundation.  He is a member of the First Presbyterian Church of Myrtle Beach and the Dunes Golf and Beach Club.  Mr. Cushman is a past Executive Board Member of the Pee Dee Area Council of the Boy Scouts of America and served as a Troop Leader for Boy Scout Troop 850.  We believe Mr. Cushman's successful career in the construction industry and his experience on various civic boards well qualify him to serve on the Company's Board of Directors.

          W. Jennings Duncan, age 54, is President and Chief Executive Officer of our Company and our Bank and has served in these capacities during each year since 1988.  Mr. Duncan has also served as a member of the Board of Directors of our Company during each year since its founding in 1985 and our Bank during each year since 1984.  Previously, Mr. Duncan has served the Company in the following capacities:  Executive Vice President, 1985-1988, and Assistant Vice President and Credit Officer, 1982-1985.  Mr. Duncan is active in numerous community organizations.  Currently, he is a member of the Legislative Committee of the Independent Banks of South Carolina; a member of the Board of Directors of the Coastal Educational Foundation, serving on the Investment Committee and as Vice Chairman of the Finance Committee; a member of the Horry County Schools Business Cabinet; a member of the Conway High School Athletic Steering Committee and the Conway High All Sports Booster Club; is the Horry County Chairman of the United States Savings Bonds Program; and is an Elder of Grace Presbyterian Church.  Previously, Mr. Duncan served the Coastal Educational Foundation in the capacity of Secretary/Treasurer for 10 years, served as Chairman of the Coastal Educational Foundation Finance/Budget/Audit Committee, and was a member of the Committee on the Future; he has served as a member of the South Carolina Bankers Association Board of Directors; the Conway Chamber of Commerce Board of Directors and was a member of the Economic Affairs Committee; was a member of the Horry County Industrial Council; Coastal Carolina Wall School of Business Board of Visitors; Coastal Carolina Business Ethics Forum; Governor's Initiative for Work Force Excellence - Horry County Business Roundtable Advisory Board; Frances Marion College Board of Trustees; State College Board of Trustees; Conway High School Booster Club Treasurer; and Graingertown Community Development Grant Committee.  Mr. Duncan holds a B.S. in Financial Management from Clemson University, an MBA in Banking and Finance from the University of South Carolina, and is a graduate of the Louisiana State University Graduate School of Banking of the South.  He has previously been named the South Carolina Bankers Association Young Banker of the Year, and the Rotary Club Small Businessman of the Year.  We believe Mr. Duncan's successful career and contacts in the banking industry, financial expertise, and his service on various civic boards well qualify him to serve on the Company's Board of Directors.

Information about Current Directors Whose Terms will Continue after the 2010 Annual Meeting

          The following table sets forth the name and term as director for each of our directors whose term will continue after the 2010 Annual Meeting of Shareholders.

Name	Director Since	Term Expires
William R. Benson	2005	2012
Harold G. Cushman, Jr.	1963*	2011
Edward T. Kelaher	2006	2012
William O. Marsh	2007	2011
George F. Sasser	2006	2012
Lynn Gatlin Stevens	2006	2012
John C. Thompson	2007	2011

*  Includes service on the Board of Directors of our Bank prior to organization of the Company.

          William R. Benson, age 57, has been Senior Vice President of our Bank since 2005.  Mr. Benson was Vice President and Loan Officer of our Bank from 1985 to 2005. Mr. Benson has served as member of the Board of Directors of our Company and our Bank since 2005.  He began his banking career in 1976.  Mr. Benson currently serves as Trustee and Finance Committee Chairman of Conway Hospital and Chairman of the Board of Visitors of Coastal Carolina University Wall School of Business.  We believe Mr. Benson's successful career in the banking industry, financial expertise, and his service on various civic boards well qualify him to serve on the Company's Board of Directors.

          Harold G. Cushman, Jr., age 80,has served as Chairman of the Board of Directors since 2006.  He has been a director of our Company since its founding in 1985 and our Bank since 1963.  He retired in 1995 as President of Dargan Construction Company, Inc.  He is a director of Dargan Construction Company, Coastal Crane Company, and the Myrtle Beach National Company.  Mr. Cushman graduated from The Citadel and served in the U.S. Army and in the South Carolina National Guard.  Mr. Cushman has served as president and director of the Myrtle Beach Rotary Club and as secretary of the Governor's Task Force-StateMilitary Base Closing Commission.  He is a former president of the Dunes Golf & Beach Club.  He was also a member of the Governing Board of the Waccamaw Center for Mental Health and served on the Board of Advisors of the Presbyterian Home of South Carolina.   Mr. Cushman is an Elder of the First Presbyterian Church of Myrtle Beach.  We believe that Mr. Cushman's long history with the Company and Bank, his extensive experience as an executive in the construction industry, and his experience on other company and civic boards well qualify him to serve on the Company's Board of Directors.

          Edward T. Kelaher, age 55, has served as member of the Board of Directors of our Company and our Bank since 2006.  He is the Rector at All Saints Parish, Waccamaw Episcopal Church in Pawleys Island, South Carolina and has served in this capacity since February 2004.  He has also served as Rector of the Church of the Resurrection in Surfside Beach.  Mr. Kelaher was formerly the senior partner at the law firm of Kelaher, Connell & Connor, PC in Surfside Beach, South Carolina, from 1982 to 2006, and currently serves "Of Counsel" to the firm.  He received the American Bar Association's United States Pro Bono Lawyer of the Year award for 1993, and he received the South Carolina Bar Association Pro Bono Lawyer of the Year award for 1992 for his service in providing free legal services and assistance to persons in need who were referred to him by various social agencies, churches, and volunteer agencies. Other awards and recognitions have included his receiving the Volunteer of the Year award for Horry County and being named Surfside Beach Citizen of the Year. In addition to his considerable charitable work, Mr. Kelaher has served on the South Carolina Bar Board of Governors, the Myrtle Beach Area Chamber of Commerce Board, the Horry County Development Board, the Horry County Higher Education Commission, and the Horry County Schools Advisory Council.  We believe Mr. Kelaher's varied background and experience, legal and business expertise, and his experience on various civic boards well qualify him to serve as a member of the Company's Board of Directors.

          William O. Marsh, age 46, has served as member of the Board of Directors of our Company and our Bank since 2007.  He has been President of Palmetto Chevrolet Co., Inc. since 2000 and has been employed by Palmetto Chevrolet since 1995.  Mr. Marsh is also the Treasurer of Lowcountry Casualty Co., Chairman of the Pee Dee Regional Chevrolet Dealers Local Marketing Association, and a member of the Southeast Region Chevrolet Area Marketing Advisory Board.  Mr. Marsh is actively involved in numerous community organizations.  He has been a member of the Coastal Educational Foundation since 2000 and served as its President from 2004-2006, a member of the Coastal Carolina Alumni Association since 1988 and Past President from 1996-1998, a member of the Horry County School District Business Advisory Cabinet; and a member and Chairman of the Board of Deacons of Kingston Presbyterian Church.  Mr. Marsh was also a director of Coastal Financial Corporation from 2005-2007, a Director of the Conway Chamber of Commerce from 1999-2009, and a Director of the Winyah Rivers Foundation from 2006-2009.  He holds a B.S. in Business Administration from Coastal Carolina University, 1986.  We believe Mr. Marsh's successful career in the automobile industry, his prior service as a member of the board of directors of a financial institution, and his experience on various civic boards well qualify him to serve on the Company's Board of Directors.

          George F. Sasser, age 73, has served as member of the Board of Directors of our Company and our Bank since 2006.  He retired as Athletic Director from Coastal Carolina University in 1999.  Mr. Sasser has held various positions of leadership and administrative positions of responsibility. These positions include service as Commissioner of the Big South (NCAA) Conference and as Athletic Director at Coastal Carolina University, East Tennessee State University, Wofford College, and Conway High School. He also coached football at Appalachian State University, Wofford College, East Tennessee State University, and Conway High School.  In 1982, Mr. Sasser was named the Kodak Coach of the Year for the College Division.  In 2003, Coastal Carolina University recognized his contributions by naming Coastal Carolina University's Athletic Hall of Fame in his honor.   In addition, he has served in the Conway Jaycees; the Waccamaw Kiwanis Club; the Conway Medical Center Foundation; and as a deacon, elder, and trustee of Kingston Presbyterian Church.  We believe Mr. Sasser's successful career as a public university administrator, athletic director, coach, and his service on various civic boards well qualify him to serve on the Company's Board of Directors.

           Lynn Gatlin Stevens, age 50, has served as a director of our Company and our Bank since 2006.  Ms. Stevens is an attorney and has been a shareholder with the McNair Law Firm, P.A. since 2001. Previously, Ms. Stevens was a shareholder of and employed by the Thompson Law Firm, P.A. from 1984 - 2001.  Ms. Stevens currently serves as a Director for the Coastal Carolina Housing Foundation, Inc. She formerly served as Chairperson of the Real Estate Section of the South Carolina Bar Association.  She is a panel member of the Commission for Judicial Conduct for South Carolina; a member of the South Carolina and Horry County Bar Association; and is a member of First United Methodist Church, Conway, South Carolina where she serves as the Chairman of the Building Committee.  We believe Ms. Stevens' legal and business expertise, particularly in the area of real estate law, her role as a shareholder of a law firm, and her experience serving on various professional and civic boards well qualify her to serve on the Company's Board of Directors.

          John C. Thompson, age 79, has served as member of the Board of Directors of our Company and our Bank since 2007.  He retired as an attorney with the Law Firm of Thompson & Henry in 1999.  Mr. Thompson graduated from Davidson College and the University of South Carolina Law School. He served three years (1951-1954) in the United States Army, served one term in the House of Representatives of the South Carolina General Assembly, and served eight years as a member of the Board of Directors of the South Carolina Public Service Authority.  He served as a Director of Peoples National Bank of Conway, South Carolina, from 1963 until the time of its merger with C&S National Bank in 1968.  Mr. Thompson serves as a Director of Ocean Park, Inc., which has interests in two motel operating companies in Myrtle Beach, South Carolina, and as a Director of Burning Ridge Golf Club, Inc., which holds an interest in Classic Golf, Inc. which owns and operates Golf Clubs.  We believe Mr. Thompson's legal and business expertise, his prior service on the board of a financial institution, his service as a member of the House of Representatives of the South Carolina General Assembly, and his service on other company and civic boards well qualify him to serve on the Company's Board of Directors.

Executive Officers of the Company

          Our executive officers are W. Jennings Duncan, President and Chief Executive Officer, and L. Ford Sanders, II, Executive Vice President, Treasurer and Chief Financial Officer.  Information about Mr. Duncan is set forth above under "─ Nominees for Election to Serve until the 2013 Annual Meeting of Shareholders."  Mr. Sanders, age 48, was named Executive Vice President, Chief Financial Officer, and Treasurer of the Company in January 2007.  He served as Interim Executive Vice President, Chief Financial Officer, and Treasurer of the Company from May 2006 to December 2006 and as Assistant Treasurer of the Company from March 2005 to May 2006.  Mr. Sanders has been employed by our Bank since October 1987.  He was named Executive Vice President, Chief Financial Officer, and Cashier of the Bank in January 2007 and served as Interim Executive Vice President, Chief Financial Officer, and Cashier from May 2006 to December 2006.  Mr. Sanders has also served the Bank in the following capacities:  Senior Vice President - Chief Accounting Officer, Vice President - Senior Auditor and Loan Review Officer, and Assistant Vice President - Lending.  Mr. Sanders holds a B.S. in Business Administration - Finance from USC-Coastal Carolina College and a M.S. in Accountancy from the College of Charleston.

Executive Officers of the Bank

          Mr. Duncan and Mr. Sanders are also executive officers of the Bank.  Information about Mr. Duncan is set forth above under "─Nominees for Election to Serve until the 2013 Annual Meeting of Shareholders."  Information about Mr. Sanders is set forth above under "─ Executive Officers of the Company."  In addition to Mr. Duncan and Mr. Sanders, William R. Benson, Marion E. Freeman, Jr., Phillip H. Thomas, and M. Terry Hyman are also executive officers of the Bank.  Information about Mr. Benson is set forth above under "─ Information about Current Directors whose terms will continue after the 2010 Annual Meeting."  Information about Mr. Freeman, Mr. Thomas, and Mr. Hyman is set forth in the following paragraphs:

          Marion E. Freeman, Jr., age 53, has been Senior Vice President and Coastal Area Executive of our Bank since 2005.  Mr. Freeman began his banking career in 1978 and joined our Bank in 1982, serving as Vice President and Loan Officer from 1985 to 2005.  He currently serves as a member of the Board of Directors and Executive Committee of the Myrtle Beach Area Chamber of Commerce, President and member of the Board of Directors of the Horry-Georgetown Technical College Foundation, serving on the Executive Committee, and as a member of the Board of Visitors for Charleston Southern University.  Mr. Freeman is a member of Belin United Methodist Church where he previously held positions of Chairman of the Administrative Board, Treasurer, and Chairman of the Personnel Committee.  He is a member of the Horry County Schools Business Cabinet, previously served as Myrtle Beach High School PTO President, Board member of the Academy of Arts and Science School Improvement Council, and President of the Socastee High School Booster Club.  Mr. Freeman is a current member of the Rotary Club of Myrtle Beach and previously served as a charter member and President of the Rotary Club of Surfside, Assistant District Governor of Rotary District 7770, Conference Chairman of District Conference for Rotary 7770, and organizer of the Rotary Club of Murrells Inlet.  He was awarded the Surfside Beach Businessperson of the Year Award for 1992.  Mr. Freeman served as a former member of the Town of Surfside Beach Accommodations Tax Committee, as President of the Horry County Chapter of the American Heart Association, and as Chairman of the Board of Directors of the Ocean View Memorial Hospital Foundation.  He  is a graduate of Charleston Southern University and the Louisiana State University Graduate School of Banking of the South.

          Phillip H. Thomas, age 55, has been Senior Vice President and Senior Credit Administration Officer of the Bank since 2005.  Mr. Thomas joined our Bank in 1985 and served as Vice President and Senior Credit Administration Officer from 1987 to 2005.  He began his banking career in 1977 and holds a B.S. in both Finance and Accounting from the University of South Carolina.  Mr. Thomas has also completed the American Bankers Association National Commercial Lending Graduate School at the University of Oklahoma.  Mr. Thomas is a board member of the Conway Rotary Club and is an Elder of Kingston Presbyterian Church.  In addition, he has previously served as Treasurer and as a Trustee of Kingston Presbyterian Church.  Mr. Thomas also serves as a member of the Grand Strand Economic Outlook Board, an advisory board for the Waccamaw Regional Council of Governments.

          M. Terry Hyman, age 51, is Senior Vice President and Inland Area Executive of our Bank.  He began his banking career in 1980 and joined the Bank in 1984.  His entire career has been centered in the Conway market, and he has since served the Bank in numerous capacities.  He holds a B.A. in Political Science from USC Coastal Carolina College.  Mr. Hyman has been active in numerous community organizations.  He is currently a member of Trinity United Methodist Church, United Way of Horry County Allocations Committee, Conway Lions Club, and Chanticleer Club, and previously served as Conway Elementary School PTO President, Conway Lions Club Board Member, Conway Recreation Advisory Committee Chairman, Conway Recreation Department Coach, Clemson University Cooperative Extension Service Advisory Committee, President of Coastal Farmers Warehouse, and the Collin's Kids David Bennett Foundation Board of Directors.

Family Relationships

          Harold G. Cushman, III is the son of Harold G. Cushman, Jr., Chairman of the Board of Directors.

GOVERNANCE MATTERS

Director Independence

          Our Board of Directors has determined that none of James W. Barnette, Jr., Harold G. Cushman, Jr., Harold G. Cushman, III, Edward T. Kelaher, William O. Marsh, George F. Sasser, Lynn G. Stevens, or John C. Thompson has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each such director is independent as defined in The Nasdaq Stock Market, Inc. Marketplace Rules, as modified or supplemented (the "Nasdaq Rules").  As disclosed under "Transactions with Related Persons," each of our independent directors and some of their affiliates have loan and deposit relationships with our Bank, and we purchased insurance through an agency partly owned by the husband of Ms. Stevens.  These relationships are not considered by our Board to compromise their independence.

Director Attendance at Board and Committee Meetings and the Annual Meeting of Shareholders

          During 2009, our Board of Directors met twelve times.  Each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she served as Director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served.

          The Company encourages, but does not require, directors to attend annual meetings of shareholders.  All of our directors attended the 2009 Annual Meeting.

Committees of the Board of Directors

Governance Committee (Nominating and Compensation Committee)

          Our Governance Committee serves as our nominating committee and our executive compensation committee.  The current members of the Committee are James W. Barnette, Jr., Harold G. Cushman, Jr., and Edward T. Kelaher.  Each member of the Governance Committee is independent as defined in the Nasdaq Rules.  The Governance Committee met seven times in 2009.

          In its capacity as Nominating Committee, our Governance Committee acts pursuant to a written Governance Committee Charter adopted by our Board of Directors, which was included as an appendix to our 2009 Proxy Statement.  In its capacity as our Executive Compensation Committee, our Governance Committee acts pursuant to a written Compensation Committee Charter adopted by our Board of Directors, which is attached as "Appendix A" to this Proxy Statement.  Although the Company does not have a website, the Bank has a website.  These charters are not posted on the Bank's website.

          In serving as the nominating committee, our Governance Committee, in accordance with the Governance Committee Charter, considers diversity in identifying director nominees.  The committee considers racial and gender diversity, as well as diversity in business and educational experience, among all of the directors as part of the total mix of information it takes into account in identifying nominees.  All of the Company's policies, and their effectiveness, are reviewed by the Board of Directors on an annual basis.

          In serving as the executive compensation committee, our Governance Committee reviews our compensation policies and recommends to the Board the compensation levels and compensation programs for executive officers and board and committee fees paid to the directors.  The ultimate decisions about compensation levels and compensation programs are made by our full Board, which may accept or reject the recommendations of the Committee.  The Chief Executive Officer provides information to assist the Committee in its deliberations but does not make recommendations relating to the elements and amounts of executive officer compensation.

          The Compensation Committee does not delegate its authority to recommend compensation levels and programs to any other persons.  However, the Committee does delegate responsibility for administering parts of our compensation programs to our Human Resources Department.  As discussed under the caption "- Compensation Discussion and Analysis - Compensation Consultants," the Governance Committee utilizes compensation studies provided by an independent third party consultant to assist it in its deliberations about executive compensation.

Audit Committee

          We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The Audit Committee is responsible for appointment of the independent auditors and oversees the internal and external audit functions. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which was attached as an appendix to our 2009 Proxy Statement.  This charter is not posted on the Bank's website.  The members of the Audit Committee for 2009 were James W. Barnette, Jr., Harold G. Cushman, Jr., Edward T. Kelaher, and William O. Marsh.  Each member of the Audit Committee is independent as defined in the "Nasdaq Rules."  The Audit Committee met eleven times in 2009.

Board Leadership Structure

          Our Bylaws provide that the Board may designate a chairman, who shall perform such functions and have such responsibilities as our Board shall assign from time to time.  Our Bylaws further provide that two or more offices may be held by the same person, and the offices of chairman and chief executive officer may be held by the same person.  Our Bylaws also make it clear that the business and affairs of the Company are managed under the direction of the Board of Directors and that management control is subject to the authority of the Board of Directors to appoint and remove any of our officers at any time.

          Since the Company's inception in 1985, the roles of Chairman of the Board and Chief Executive Officer of our Company have been held by different persons; and we have found that separating the roles has worked well.  However, our Board does not have a specific policy as to whether the role of chairman and chief executive officer should be held by separate persons, but rather makes an assessment of the appropriate form of leadership structure on a case-by-case basis.  The Board believes that this issue may be part of the succession planning process and recognizes that there are various circumstances that could weigh in favor of or against both combination and separation of these offices.  The Board believes it is in the best interests of the Company for the Board to make such a determination in light of current circumstances when it considers the selection of a new chief executive officer or at such other time as is appropriate.

Board's Role in Risk Oversight

          Our Board is actively involved in the oversight of risks that could affect our Company.  The Board receives regular reports from members of senior management on areas of material risk to us, including operational, financial, legal and regulatory, and strategic risks.  These reports are reviewed by the full Board, or where responsibility for a particular area of risk oversight is delegated to a committee of the Board, that committee reviews the report and then reports to the full Board.  Our regulators also send periodic reports of examination to our directors, which contain the regulators' assessments of various risks facing our Company and our Bank, as well as their assessments of our handling of those risks.  Accordingly, oversight of risk is a constant element of the functions of our Board.

Director Nomination Process

          As noted above, our Governance Committee functions as our Nominating Committee.  In recommending director candidates, the Governance Committee takes into consideration such factors as it deems appropriate based on the Company's current needs. These factors may include skills such as understanding of banking and general finance, decision-making ability, inter-personal skills, experience with businesses and other organizations of comparable size, community activities and relationships, and the interrelationship between the candidate's experience and business background and other Board members' experience and business background, as well as the candidate's ability to devote the required time and effort to serve on the Board.

          Our Governance Committee will consider for nomination by the Board those director candidates recommended by shareholders if the shareholders comply with the following requirements.  If you wish to recommend a candidate to the Board for consideration as a Board of Directors' nominee, you must submit in writing to the Governance Committee the recommended candidate's name, a brief resume setting forth the recommended candidate's business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate's willingness to be nominated and to serve.  This information must be delivered to the Chairman of the Governance Committee at our address and must be received no later than December 11 in any year for a potential candidate to be considered as a potential Board of Directors' nominee.  The Governance Committee may request further information if it determines a potential candidate may be an appropriate nominee.  Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the Governance Committee candidates receive.

          Director candidates recommended by shareholders will not be considered for recommendation by the Board as potential Board of Directors' nominees if the shareholder recommendations are received later than December 11 in any year.  Nevertheless, shareholders may make their own nominations of director candidates for election at the annual meeting if they follow the procedures set forth in the Company's Bylaws.  Such nominations must be made in writing and must be delivered or mailed to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding Annual Meeting of shareholders, and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Our Bylaws further provide that the notice must set forth certain information concerning such shareholder and his or her nominee(s), including their names and addresses, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder, and the consent of each nominee to serve as Director of the Company if so elected.  The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.  Nominations not made in accordance with this requirement may be disregarded by the presiding officer of the meeting; and upon his instructions, the Corporate Secretary shall disregard all votes cast for each such nominee.

Shareholder Communications with the Board of Directors

          If you wish to send communications to the Board of Directors, you should mail them addressed to the intended recipient by name or position in care of: Corporate Secretary, CNB Corporation, Post Office Drawer 320, 1400 Third Avenue, Conway, South Carolina 29528.  Upon receipt of any such communications, our Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication.  Our Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An "appropriate shareholder communication" is a communication from a person claiming to be a shareholder and the subject of the communication relates solely to the sender's interest as a shareholder and not to any other personal or business interest.

          In the case of communications addressed to our Board of Directors, our Corporate Secretary will send appropriate shareholder communications to the Chairman of the Board.  In the case of communications addressed to our independent or outside directors, the Corporate Secretary will send appropriate shareholder communications to the Chair of the Audit Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chair of such committee.

Code of Ethics

          We have adopted a code of ethics applicable to our principal executive officer and principal financial officer, and they have acknowledged receipt of the code of ethics and agreed to comply with it.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

          Our Board of Directors believes that, to continue its success, our Company and our Bank must focus on retaining and attracting highly qualified key executives, officers, and directors. Setting compensation levels that are competitive in the market is key to that initiative.  Equally important with setting competitive levels of compensation is tying compensation to personal and company performance.  Accordingly, our Board of Directors is committed to developing an overall compensation program that is designed to attract, motivate, reward, and retain senior management by providing competitive total compensation opportunities based on performance, leadership, teamwork, and the creation of shareholder value.

          Our Governance Committee, which acts as our executive compensation committee, has undertaken to design an overall compensation strategy that is intended to:

▪	Compensate executives fairly and commensurate with their relative duties and responsibilities within our Company and/or our Bank;
▪	Compensate executives with competitive salaries based on a comparison of their positions with positions at financial institutions of a similar size in our market area; and
▪	Align performance criteria on which compensation decisions are based with our performance and our shareholders' interests.

Components of Compensation and Performance Measures

          The Board has adopted a Compensation Committee Charter which breaks out executive compensation into the following components:

▪	Base salary;
▪	Performance-based bonuses and incentive awards;
▪	Retirement benefits; and
▪	Other benefits and perquisites comparable to those provided by peer institutions.

          The Governance Committee makes its decisions about allocations between long-term and current compensation, allocations between cash and non-cash compensation, and allocations among various forms of compensation, in its discretion based on its subjective assessment of how these allocations will best meet our overall compensation goals outlined above.

          A primary goal in the determination of base salaries is to establish an appropriate framework for ensuring that base salaries are competitive and consequently provide some assurance of the executive's continued employment.  Performance-based awards are designed to align the goals of management with those of the shareholders in the form of both short- and long-term rewards.  Retirement benefits are designed to assist executives in providing themselves with a financially secure retirement.  Reasonable other benefits and perquisites are provided to executives on a basis comparable to those provided by peer institutions.  The Company's overall compensation objectives are broadly defined.  The specific percentage award of any individual component as a percentage of total awards is a function of: 1) the subjective opinion of the Governance Committee as to the appropriateness of an individual award, and 2) the prevailing mix of award privileges in the banking industry.  All recommendations for awards are subject to the discretion of the full Board.

          Because performance awards are based on predetermined criteria established by the Board of Directors upon the recommendation of the Governance Committee, existing gains associated with prior awards are not considered in the process of determining current awards.  The Committee does, however, periodically review the appropriateness of percentage awards through reviews of trends including peer practices.  The CEO of the Company assists the Governance Committee in any manner appropriate which the committee may from time to time request.  This includes providing market data in the form of salary surveys, other available peer data, and financial and other performance information.  The CEO may also meet with the committee, at the committee's request, to answer questions or address other concerns the committee may have. However, the CEO does not participate in the formation of recommendations determined by the committee; and all executive compensation is approved by the full Board.

          For 2009, base salary comprised approximately 80.8% of total executive officer compensation, bonuses and incentive compensation comprised approximately 5.1% of total executive officer compensation, gains from previously granted phantom stock awards and growth in the benefit value from the Executive Supplemental Income Plan comprised approximately 4.9% of total executive officer compensation, and all other compensation comprised approximately 9.2% of total executive officer compensation, including perquisites which comprised approximately .2% of total executive officer compensation.

          A more detailed discussion of each of these components of executive compensation, the reasons for awarding such types of compensation, the considerations in setting the amounts of each component of compensation, the amounts actually awarded for the periods indicated, and various other related matters is set forth in the sections below.

Compensation Consultants

          The Governance Committee uses an independent third party consultant to assist in setting appropriate levels of compensation, including:

▪	Collecting and analyzing market data for comparably sized and located peer institutions;
▪	Reviewing all elements of compensation to offer a clearer picture of our Company's and our Bank's current compensation programs;
▪	Examining our Company's and our Bank's compensation program in relation to peer financial institutions and evaluating how well it supports our stated objectives; and
▪	Evaluating the structure of the existing annual and long-term incentive programs to ensure that they are objective-based, performance-driven, and understandable to participants.

Use of Market Surveys and Peer Group Data

          To remain competitive in the executive workforce marketplace, we believe it is important to consider comparative market information about compensation paid to executive officers of other financial institutions in our market area, the State of South Carolina, and the Southeastern United States, as well as compensation paid to other executives with similar levels of skills and responsibility in those areas.  We want to be able to attract and retain highly skilled and talented executive officers who have the ability to carry out our short- and long-term goals.  To do so, we must be able to compensate them at levels that are competitive with compensation offered by other companies in our business or geographic marketplace that seek similarly skilled and talented executives.  The market survey information we use is derived from publicly available compilations prepared by regional investment banking firms in the Southeast.  The survey data is utilized in conjunction with executive compensation studies prepared by an independent third party consultant and salary ranges recommended by the Bank's Job Evaluation Salary Administration Program (JESAP), discussed in the section of the same name below, to determine the appropriate range for each executive position.

          During 2009 the Committee reviewed the following market survey information:

▪	America's Community Bankers 2009 Compensation and Benefits Survey (Southeast and National Peer)
▪	Bank Administration Institute 2009 Compensation and Benefits Survey (Southeast and National Peer)
▪	Bank Cash Compensation Survey 2009 (Southeast)
▪	South Carolina Bankers Association 2009 Compensation and Benefits Survey (All participating S.C. Banks and participating S.C. Peer Banks)
▪	Salary Source (web-based subscription service)
▪	Watson Wyatt 2009 Compensation and Benefits Survey (Middle Southeast and National Peer)

Other Factors Considered

          In addition to considering market survey comparisons in setting compensation, we consider each executive's knowledge, skills, scope of authority and responsibilities, job performance, and tenure with us as an executive officer, as well as our perception of the fairness of the compensation paid to each executive in relation to what we pay our other executive officers.

          We review our compensation program and levels of compensation paid to all of our executive officers annually and make adjustments based on the foregoing factors as well as other subjective factors.

Timing of Executive Compensation Decisions

          Annual salary reviews and adjustments and incentive and phantom stock awards are routinely made in December of each year.  Compensation determinations may also be made at other times during the year in the case of newly hired executives or promotions of existing employees.  The committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.  Awards are made and/or accrued in December of each year based on projected performance for the current operating year.

Base Salaries

          Base salaries are initially set at levels believed to be externally competitive and internally equitable.   As noted above, in determining external competitiveness, we consider peer group comparisons from survey data for executives with similar levels of skill and responsibility at other financial institutions of comparable size and complexity in our market area, the State of South Carolina, and the Southeastern United States.  In determining internal equity, we consider criteria such as the executive's knowledge, experience, skill, scope of decisions to be made, and level of authority.

          Increases in base salary are determined based upon the performance of the Company and the performance evaluation of the individual executive.

          For 2009, base salaries were set within the salary range determined appropriate by the Governance Committee for each individual executive based upon the survey data listed above and commensurate with the individual executive's skill, experience, and performance.

Incentive Compensation

          The Board has established an incentive compensation program that provides for annual short-term, intermediate-term, and long-term incentive compensation equal to percentages within specified ranges of base salary based on the level of our corporate performance with respect to the following:

▪	return on average assets for the current year;
▪	return on average equity for the prior three years; and
▪	earnings per share growth for the prior five years.

           The Board of Directors, upon the recommendation of the Governance Committee, has set required performance levels for low to moderate percentage awards at reasonably obtainable levels.  Required performance levels for higher and top percentage awards have been established at levels which would represent excellent and/or unusual performance.  The performance level awards for the threshold, target, and maximum awards based on those levels are more specifically described in the notes to the "Executive Compensation--2009 Grants of Plan-Based Awards" table.  The Board may make adjustments to award levels in its discretion.

Phantom Stock Deferred Compensation Plan and Executive Supplemental Income Agreements

          From time to time, we award phantom stock units under the Phantom Stock Deferred Compensation Plan.  Each phantom stock unit is equivalent in value to one share of our common stock at market value.  The number of units is required to be equitably adjusted and restated to reflect changes in the number of common shares outstanding resulting from stock splits, stock dividends, stock issuances, and stock redemptions, and to reflect cash dividends paid to our common shareholders. The units are credited with appreciation, if any, in the market value of the unit as compared to the initial value per unit.  The cash value of the units, together with interest, is paid in installments after the executive's death, retirement, or separation from service.

          Our Board believes that phantom stock awards provide an incentive that focuses each executive's attention on managing our Company from the perspective of a shareholder with an equity stake in the business.  We believe that the costs to our Company of granting phantom stock units as opposed to paying additional cash compensation, including the impact on earnings under the accounting rules for stock-based compensation, are far outweighed by the benefits provided to us in terms of providing incentives to our executive officers to increase earnings and shareholder value.  We do not award phantom stock units every year.  Awards are made based upon pre-defined criteria established by the Board of Directors, barring any unusual activities involving the Company.  The Committee did not grant phantom stock awards in 2005, 2006, 2007, 2008, or 2009.  The phantom stock units are discussed in more detail in the section "Phantom Stock Deferred Compensation Plan."

          We have also entered into Executive Supplemental Income Agreements that provide our executive officers (or their beneficiaries, if applicable) with pre-retirement death and disability benefits and post-retirement annuity benefits.  These arrangements are designed to encourage our executive officers to continue their employment with us by providing increased benefit levels as their years of service with us increase.  The agreements are discussed in more detail in the section "Executive Supplemental Income Agreements."

          The events set forth as triggering events for the payments in the Phantom Stock Plan and in the Executive Supplemental Income Agreements were selected because they are events the Committee believes to be similar to those provided for in many similar agreements for executive officers of financial institutions throughout South Carolina.  It has become increasingly common in South Carolina for community financial institutions to provide for such payments under such conditions.  We believe the change of control arrangements in the plan and the agreements are an important factor in attracting and retaining our executive officers by assuring them financial and employment status protections in the event control of our Company changes.  We believe such assurances of financial and employment protections help free executives from personal concerns over their futures, and, thereby, can help to align their interests more closely with those of shareholders.

Other Benefits

          We also provide our executive officers with insurance benefits provided to all other employees and make contributions to our 401(k) Profit Sharing and Savings Plan on their behalf on the same basis as contributions are made for all other employees.  The Governance Committee has determined that providing such benefits helps to retain key executives and is an important factor in keeping our executive compensation packages competitive in our market area.

          We also pay club dues for each of our executives participating in clubs, automobile allowances, and life insurance.  In addition, we pay for our executives and their spouses to attend certain banking conventions and seminars.  The Governance Committee has determined that these benefits play an important role in our executive officers' business development activities on behalf of our Company.

          All of the foregoing additional elements of compensation awarded to named executives in 2009 were set at levels believed to be competitive with other financial institutions in South Carolina.

Federal Tax Considerations Related to Executive Compensation

          The various forms of compensation provided by the Company involve differing tax consequences.  The tax consequences of the major components of compensation are outlined below:

          Base salaries, cash incentives, and automobile allowances represent tax deductible expenses for the Company and taxable income for the recipient executive.  Amounts expensed under the Company's 401(k) plan are tax-deductible expenses for the Company and represent deferred taxable income to recipient employees.  The Phantom Stock and Executive Supplemental Income Plans are not qualified under the Internal Revenue Code and amounts expensed under the plans are not tax deductible for the Company.  These amounts represent deferred income to the recipient executives which become taxable at the time the sums are payable.

Specific 2009 Compensation Decisions for Messrs. Duncan, Sanders, Benson, Freeman, Thomas, and Hyman

          We set 2009 base compensation for Mr. Duncan, our President and Chief Executive Officer, at $233,712 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain corporate financial goals prescribed by the Board, and appropriately within the range as determined by the Governance Committee.  For 2009, we awarded Mr. Duncan incentive compensation of $11,461 based on predetermined criteria outlined in the "Incentive Compensation" section above.

          We set 2009 base compensation for Mr. Sanders, our Executive Vice President and Chief Financial Officer, at $201,585 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain corporate financial goals prescribed by the Board, and appropriately within the range as determined by the Governance Committee.  For 2009, we awarded Mr. Sanders incentive compensation of $12,974 based on predetermined criteria outlined in the "Incentive Compensation" section above.

          We set 2009 base compensation for Mr. Benson, Senior Vice President of The Conway National Bank, at $127,223 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain goals, a reduced work schedule, and appropriately within the range as determined by the Governance Committee.  For 2009, we awarded Mr. Benson incentive compensation of $9,366 based on predetermined criteria outlined in the "Incentive Compensation" section above.

          We set 2009 base compensation for Mr. Freeman, Senior Vice President and Coastal Area Executive of The Conway National Bank, at $175,190 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain goals, and appropriately within the range as determined by the Governance Committee.  For 2009, we awarded Mr. Freeman incentive compensation of $10,551 based on predetermined criteria outlined in the "Incentive Compensation" section above.

          We set 2009 base compensation for Mr. Thomas, Senior Vice President and Senior Credit Administration Officer of The Conway National Bank, at $148,394 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain goals, and appropriately within the range as determined by the Governance Committee.  For 2009, we awarded Mr. Thomas incentive compensation of $10,165 based on predetermined criteria outlined in the "Incentive Compensation" section above.

          We set 2009 base compensation for Mr. Hyman, Senior Vice President and Inland Area Executive of The Conway National Bank, at $140,323 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain goals, and appropriately within the range as determined by the Governance Committee.  For 2009, we awarded Mr. Hyman incentive compensation of $9,842 based on predetermined criteria outlined in the "Incentive Compensation" section above.

Job Evaluation Salary Administration Program (JESAP)

          The Job Evaluation Salary Administration Program Committee (JESAP), composed of seven Bank officers, is charged with responsibility for establishing job position descriptions; applying values to each job position in the form of a salary range; and obtaining salary surveys at a local, regional, and national level to determine that salary ranges were consistent with the industry and peers.   The JESAP Committee uses an independent management compensation consulting firm to aid it in this process.  Pursuant to the JESAP process, for each Bank employee, including the Chief Executive Officer and all executive officers, a salary minimum, midpoint, and maximum is established.  The Governance Committee utilizes the survey data, the ranges resulting from the JESAP process, and other executive compensation reports from an independent third party consultant to determine recommended ranges and salaries for executive management.

Executive Compensation Agreements

          The Company has not entered into any executive compensation agreements with Messrs. Duncan, Sanders, Benson, Freeman, Thomas, or Hyman.

Security Ownership Guidelines and Hedging

          We do not have any formal security ownership guidelines for our executive officers or any policies regarding our executive officers' hedging the economic risk of ownership of our shares.

Financial Restatement

          The Board of Directors does not have a policy with respect to adjusting retroactively any cash or equity-based incentive compensation paid to our executive officers where payment was conditioned on  achievement  of  certain  financial results  that were subsequently restated or otherwise  adjusted  in a  manner that  would  reduce the size of an award or payment, or with respect to recovery of any amount determined  to  have  been  inappropriately received by an individual executive.  If such a restatement were ever to occur, the Board would expect to address such matters on a case-by-case basis in light of all of the relevant circumstances.

Compensation Committee Report

          Our Governance Committee (acting as Compensation Committee) has reviewed and discussed the "Compensation Discussion and Analysis" included in this Proxy Statement with management of our Company.  Based on that review and discussion, the Committee recommended that the "Compensation Discussion and Analysis" be included in our 2009 Annual Report on Form 10-K and in this Proxy Statement.

James W. Barnette, Jr.        Harold G. Cushman, Jr.       Edward T. Kelaher

Compensation Committee Interlocks and Insider Participation

          As previously stated, the Governance Committee serves our Company in the capacity of the Compensation Committee.  The members of the Governance Committee of the Board are James W. Barnette, Jr., Harold G. Cushman, Jr., and Edward T. Kelaher.

Executive Officer Compensation

            The following table sets forth information about compensation awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer, and the Senior Vice President, Senior Vice President and Coastal Area Executive, Senior Vice President and Senior Loan Administration Officer, and Senior Vice President and Inland Area  Executive of our Bank for their services during 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Phantom Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)(1)	Change in Pension Value and Nonquali- fied Deferred Compensa- tion Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)
W. Jennings Duncan President and Chief Executive Officer	2009 2008 2007	233,712 224,724 212,000	0 0 0	0 0 0	0 0 0	11,461 43,873 43,873	10,484 9,323 8,279	22,723 27,888 27,109	278,380 305,808 291,261
L. Ford Sanders, II Executive Vice President and Chief Financial Officer	2009 2008 2007	201,585 191,076 184,620	0 0 0	0 0 0	0 0 0	12,974 46,225 38,225	999 884 780	23,249 28,160 28,417	238,807 266,345 252,042
William R. Benson Senior Vice President	2009 2008 2007	127,223 89,208 107,461	0 0 0	0 0 0	0 0 0	9,366 19,370 22,240	5,070 4,508 4,004	23,499 23,458 25,245	165,158 136,544 158,950
Marion E. Freeman, Jr. Senior Vice President	2009 2008 2007	175,190 170,092 161,100	0 0 0	0 0 0	0 0 0	10,551 33,484 33,484	5,431 4,825 4,283	17,681 25,861 25,661	208,853 234,262 224,528
Phillip H. Thomas Senior Vice President	2009 2008 2007	148,394 144,072 139,200	0 0 0	0 0 0	0 0 0	10,165 29,141 29,141	5,937 5,282 4,693	17,193 19,383 19,509	181,689 197,878 192,543
M. Terry Hyman Senior Vice President	2009 2008 2007	140,323 133,008 125,484	0 0 0	0 0 0	0 0 0	9,842 25,450 25,450	2,514 2,235 1,984	12,769 14,461 14,754	165,448 175,154 167,672
(1)

See "Compensation Discussion and Analysis - Incentive Compensation" for further discussion of these awards.  The threshold, target, and maximum amounts that could have been awarded are set forth in the 2009 Grants of Plan-Based Awards table.

(2)

Amounts in this column represent the aggregate change in the actuarial present value of accumulated benefits under the Executive Supplemental Income Agreements from the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the covered fiscal year.

(3)

Includes the Company's contributions to our 401(k) Profit Sharing and Savings Plan, premiums for medical insurance, disability insurance, life insurance, and automobile allowance and expenses, and perquisites.  All other compensation for 2009 is set forth in the table below:

2009 All Other Compensation

Name	401(k)	Medical	Disability	Life	Automobile	Perquisites and Personal benefits (1)
W. Jennings Duncan	11,662	8,464	667	96	1,834	0
L. Ford Sanders, II	8,022	8,464	667	96	6,000	0
William R. Benson	6,095	8,464	482	96	7,800	658
Marion E. Freeman, Jr.	6,053	8,464	659	96	1,789	680
Phillip H. Thomas	7,415	8,464	560	96	0	658
M. Terry Hyman	6,987	4,156	530	96	0	440
(1)	Includes club dues and travel expenses for spouse to attend conventions, if any.

2009 Grants of Plan-Based Awards

Name	2009 Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($) (4)	Target ($) (5)	Maximum ($) (6)
W. Jennings Duncan
Short-Term Incentive Award (1)	3,921	21,450	38,978
Intermediate-Term Incentive Award (2)	5,843	17,528	29,214
Long-Term Incentive Award (3)	5,843	17,528	29,214
	15,607	56,507	97,406
L. Ford Sanders, II
Short-Term Incentive Award (1)	3,520	18,639	33,758
Intermediate-Term Incentive Award (2)	5,040	15,119	25,198
Long-Term Incentive Award (3)	5,040	15,119	25,198
	13,599	48,876	84,154
William R. Benson
Short-Term Incentive Award (1)	2,590	12,132	21,674
Intermediate-Term Incentive Award (2)	3,181	9,542	15,903
Long-Term Incentive Award (3)	3,181	9,542	15,903
	8,951	31,215	53,479
Marion E. Freeman, Jr.
Short-Term Incentive Award (1)	3,190	16,329	28,468
Intermediate-Term Incentive Award (2)	4,380	13,139	21,899
Long-Term Incentive Award (3)	4,380	13,139	21,899
	11,949	42,608	73,266
Phillip H. Thomas
Short-Term Incentive Award (1)	2,855	13,984	25,114
Intermediate-Term Incentive Award (2)	3,710	11,130	18,549
Long-Term Incentive Award (3)	3,710	11,130	18,549
	10,275	36,244	62,213
M. Terry Hyman
Short-Term Incentive Award (1)	2,754	13,278	23,802
Intermediate-Term Incentive Award (2)	3,508	10,524	17,540
Long-Term Incentive Award (3)	3,508	10,524	17,540
	9,770	34,327	58,883

(1)

The Board of Directors, upon the recommendation of the Governance Committee, awards short-term cash incentive payments in a range of $1,000 plus 1% to 13% of salary based on a current year operating return on average assets (ROA) in a range of 1.00% to 1.44%.  All awards are subject to adjustment in the discretion of the Board.  For 2009, the Board of Directors awarded a short-term incentive payment of 1.0% of salary based on our achieving an ROA of .56%.

(2)

The Board of Directors, upon the recommendation of the Governance Committee, awards intermediate-term cash incentive payments in a range of 2% to 10% of salary based on the three-year average return on average equity (ROE) in a range of 11.00% to 15.00%.  All awards are subject to adjustment in the discretion of the Board.  For 2009, the Board of Directors awarded an intermediate-term incentive payment of 1.4% of salary based on our achieving an average ROE over the past three years of 9.50%.

(3)

The Board of Directors, upon the recommendation of the Governance Committee, awards long-term cash   incentive payments in a range of 2% to 10% of salary based on the five-year average earnings per share growth rate (EPS) in a range of 4.00% to 12.00%.  All awards are subject to the discretion of the Board.  The Board, in its discretion, may also award long-term incentive awards in the form of cash and/or convert the awarded amounts to phantom stock shares.  For 2009, the Board of Directors awarded a long-term cash incentive payment of 1.4% of salary based on our achieving average EPS growth over the past five years of (6.13)%.

(4)

The threshold level of possible incentive awards represents the minimal level of performance required for the possible incentive awards and the amounts of minimum possible incentive awards.  All incentive awards are subject to adjustment in the discretion of the Board.

(5)

The target level of possible incentive awards represents the Board's expected and/or anticipated level of performance and the Board's expected and/or anticipated amounts of incentive awards.  All incentive awards are subject to adjustment in the discretion of the Board.

(6)

The maximum level of possible incentive awards represents the Board's limitation of possible incentive awards.  The Board considers performance at these levels unusual and rarely obtainable.  All incentive awards are subject to adjustment in the discretion of the Board.

Executive Compensation Agreements

          The Company has not entered into any executive compensation agreements with Messrs. Duncan, Sanders, Benson, Freeman, Thomas, or Hyman.

Outstanding Equity Awards at 2009 Fiscal Year-End

          The following table provides information about unvested phantom stock units our executive officers held at the end of 2009.

Stock Awards
Name	Number of Shares or Units of Stock that have Not Vested (#)(1)	Market Value of Shares or Units of Stock that have Not Vested ($)
W. Jennings Duncan	703.57	56,637
William R. Benson	282.91	22,774
Marion E. Freeman, Jr.	495.45	39,884
Phillip H. Thomas	390.72	31,453
M. Terry Hyman	368.96	29,701

(1)

Phantom stock awards are considered by the Board of Directors on an annual basis for award on December 31 of each year.  The Board did not make any phantom stock awards in 2005, 2006, 2007, 2008, or 2009. The rate of vesting is determined based on the age of each participant at the time he or she is entered into the plan.  All participants are vested at 68% at the time they are entered into the plan.  The vesting percentage is increased by 4% each year up to the year the participant becomes 80% vested.  From this point, the participant remains vested at 80% until age 56 when the vesting percentage is increased by 2%.  The vesting percentage is increased by 2% each year thereafter until the participant is 100% vested at age 65.

2009 Option Exercises and Stock Vested

          The following table provides information about phantom stock units in which our executive officers vested during 2009

Stock Awards
Name	Number of Shares or Units of Stock that Vested during 2009 (#)	Market Value of Shares or Units of Stock that Vested during 2009 ($)
William R. Benson	31.43	2,530
Phillip H. Thomas	43.41	3,495

           We do not have any stock option plans, and none of our executive officers has outstanding stock options.

Pension Benefits

          The following table provides information about benefits payable to our executive officers under the Executive Supplemental Income Agreements, which are described below.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
W. Jennings Duncan	Executive Supplemental Income Agreement	27	78,420	0
L. Ford Sanders, II	Executive Supplemental Income Agreement	22	6,643	0
William R. Benson	Executive Supplemental Income Agreement	24	37,940	0
Marion E. Freeman, Jr.	Executive Supplemental Income Agreement	27	40,108	0
Phillip H. Thomas	Executive Supplemental Income Agreement	24	44,945	0
M. Terry Hyman	Executive Supplemental Income Agreement	25	18,710	0
(1)

The present value is calculated as of  December 31, 2009, which is the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the year ended December 31, 2009.  The assumptions used to calculate the amounts in this column are set forth in Note 15 to our audited financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Executive Supplemental Income Agreements

          As reflected in the "Pension Benefits" table above, we have entered into Executive Supplemental Income Agreements with our executive officers.  The Executive Supplemental Income Agreements provide for pre-retirement death or disability benefits and post-retirement annuity benefits.  The agreements are designed to encourage executive officers to continue their employment by providing increased benefit levels as their years of service increase.

          The agreements provide for post-retirement benefits designed to supplement the executive's retirement benefits from Social Security in order to provide him with a certain percentage of his final average income at retirement age. The agreements provide that, if the executive reaches age 65 (or later at the election of the Board and the executive) while covered by the agreement, his retirement benefit will be fully vested and non-forfeitable, and he may elect to terminate his employment and begin receiving payments in equal monthly installments beginning on the first business day of the month following such termination.  The retirement benefit payable is calculated as follows. The post-retirement benefit is set at 45% of salary existing at the time the Company and the executive entered into the agreement, less anticipated social security benefits.  We currently project that, upon their reaching age 65, we would be required to pay each of Messrs. Duncan, Sanders, Benson, Freeman, Thomas, and Hyman 180 equal monthly installments of approximately $3,098, $562, $1,046, $1,770, $1,371, and $1,013, respectively.

          The agreements provide that, if the executive dies while covered by the agreement and prior to retirement or disability, his beneficiary will be paid a pre-retirement death benefit calculated as follows.  The Executive Supplemental Income Agreements provide a pre-retirement death benefit based upon a percentage of salary existing at the time the Company and the executive enter into the agreement paid to the named beneficiary over a period of 15 years on a decreasing basis.  The percentage of salary paid for each of the fifteen years is as follows:  Year 1-75%, Years 2 through 5-50%, and Years 6 through 15-35%.  Such benefit will be paid in equal monthly installments beginning on the first business day of the month following death.  If Mr. Duncan had died on December 31, 2009, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $7,625 each for Year 1, 48 equal monthly installments of approximately $5,083 each for Years 2-5, and 120 equal monthly installments of approximately $3,583 each for Years 6-15.  If Mr. Sanders had died on December 31, 2009, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $3,167 each for Year 1, 48 equal monthly installments of approximately $2,125 each for Years 2-5, and 120 equal monthly installments of approximately $1,500 each for Years 6-15.  If Mr. Benson had died on December 31, 2009, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $4,250 each for Year 1, 48 equal monthly installments of approximately $2,833 each for Years 2-5, and 120 equal monthly installments of approximately $2,000 each for Years 6-15.  If Mr. Freeman had died on December 31, 2009, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $5,333 each for Year 1, 48 equal monthly installments of approximately $3,542 each for Years 2-5, and 120 equal monthly installments of approximately $2,500 each for Years 6-15.  If Mr. Thomas had died on December 31, 2009, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $4,708 each for Year 1, 48 equal monthly installments of approximately $3,125 each for Years 2-5, and 120 equal monthly installments of approximately $2,208 each for Years 6-15.  If Mr. Hyman had died on December 31, 2009, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $4,000 each for Year 1, 48 equal monthly installments of approximately $2,667 each for Years 2-5, and 120 equal monthly installments of approximately $1,875 each for Years 6-15.

          If the executive becomes disabled, as determined by the Board of Directors, while covered by the agreement, he may elect to begin to receive a disability benefit at any time after being declared disabled.  The disability benefit is calculated, at the officer's election, in monthly installments for a period certain of a payment amount necessary to amortize the Benefit Accrual at the interest rate used for deferring the accounting liability or a life annuity utilizing the UP84 Mortality Table and the interest rate used for determining the accounting liability, the present value of such annuity equaling the present value of the benefit.  The executive may only elect to receive such a disability benefit if he is not receiving any other benefit payments under the Executive Supplemental Income Agreement.  If Mr. Duncan had become disabled and elected to receive the disability benefits at December 31, 2009, he would have been entitled to a total of approximately $189,358, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Sanders had become disabled and elected to receive the disability benefits at December 31, 2009, he would have been entitled to a total of approximately $18,479, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Benson had become disabled and elected to receive the disability benefits at December 31, 2009, he would have been entitled to a total of approximately $84,148, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Freeman had become disabled and elected to receive the disability benefits at December 31, 2009, he would have been entitled to a total of approximately $99,027, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Thomas had become disabled and elected to receive the disability benefits at December 31, 2009, he would have been entitled to a total of approximately $102,518, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Hyman had become disabled and elected to receive the disability benefits at December 31, 2009, he would have been entitled to a total of approximately $48,462, the total of the equal monthly installments based on a period certain to age 80.

          The agreements provide further that, if the executive reaches age 55 while covered by the agreement, his early retirement benefit will be fully vested and non-forfeitable, and he may elect early termination of his employment and begin receiving payments in equal monthly installments beginning on the first business day of the month following such termination.  The early retirement benefit payable is calculated as follows.  The early retirement benefit, at the officer's election, is payable in monthly installments for a period certain of a payment amount necessary to amortize the benefit accrual at the interest rate used for determining the accounting liability or a life annuity utilizing the UP84 Mortality Table and the interest rate used for determining the accounting liability, the present value of such annuity being equal to the present value of the benefit.  If the executive dies after commencement of retirement or early retirement benefits, his remaining benefits will continue to be paid to his beneficiary.  As of December 31, 2009, both Mr. Benson and Mr. Thomas were fully vested in these benefits or eligible for early retirement.  If Mr. Benson had elected early retirement at December 31, 2009, he would have been entitled to receive $65,520, the total of the monthly benefits of $364 per month payable for 180 months.  If Mr. Thomas had elected early retirement at December 31, 2009, he would have been entitled to receive $77,760, the total of the monthly benefits of $432 per month payable for 180 months.

          To continue to be covered by the agreements, the executive must be continuously employed by us from the date of the agreement until the earlier of the date he (i) reaches age 65, (ii) elects early retirement between ages 55 and 65, (iii) is declared disabled under the agreement, or (iv) dies.  The agreements further provide that, while the executive is receiving benefits under the agreement (except in the case of a change of control), the executive is prohibited from competing with us and require the executive to be available for consulting work for us.  Subject to these coverage qualifications, our executives are currently fully vested in, and have a non-forfeitable interest in their benefit accruals. "Benefit accrual" means the aggregate of the accruals for accounting under generally accepted accounting methods of our obligation for the annual retirement benefit amount set forth in the agreement.  The aggregate of the accruals is from the effective date of the agreement to the date of termination of employment.  Upon termination of employment, interest will accrue on the outstanding balance at the interest rate used for determining the accounting liability.

          The agreements provide that, if we are subject to a change of control while the executive is covered by the agreement, he will be fully vested and have a non-forfeitable interest in his benefits under the agreement.  In such case, continuous employment will only be required if the executive voluntarily terminates his employment, is declared disabled, or is discharged without just cause.  "Change of control" is defined by the agreements as: (i) a transaction or series of transactions by which ownership of more than 25% of our common stock or of our Bank's common stock is sold, or substantially all of our Bank's assets are sold, to a person who does not already hold at least 25% of our common stock or of our Bank's common stock; (ii) a transaction or series of transactions in which our Bank is combined with another business entity after which combination the persons who had owned at least 25% of our common stock or our Bank's common stock on the effective date of the Executive Supplemental Income Agreement no longer own at least 25% of the voting stock of the combined entity; or (iii) a transaction or series of transactions in which at least 25% of our common stock or the common stock of our Bank is acquired by a person who did not own at least 25% of our common stock or our Bank's common stock on the effective date of the Executive Supplemental Income Agreement.  If we had been subject to a change of control and, as of December 31, 2009, any of our executives had died, voluntarily terminated his employment, terminated his employment as a result of disability, or been discharged without cause, he (or his beneficiary) would have been entitled to the amounts outlined in the paragraphs above with respect to any such event.

          We may accelerate the benefits payable under the agreements to a single present value payment with the written consent of the executive or his beneficiary.  In such case, the present value of the future payments will be calculated using the interest rate used for determining the accounting liability of the agreement.  If any of the foregoing events had occurred as of December 31, 2009, and we had chosen to pay the benefits in a lump sum, Mr. Duncan would have been entitled to approximately $78,420 in the event of termination of employment as a result of disability, $85,532 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $480,913 in the event of his death.  If any of the foregoing events had occurred as of December 31, 2009, and we had chosen to pay the benefits in a lump sum, Mr. Sanders would have been entitled to approximately $6,643 in the event of termination of employment as a result of disability, $11,258 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $200,929 in the event of his death.  If any of the foregoing events had occurred as of December 31, 2009, and we had chosen to pay the benefits in a lump sum, Mr. Benson would have been entitled to approximately $37,940 in the event of termination of employment as a result of disability, $37,940 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $268,207 in the event of his death.  If any of the foregoing events had occurred as of December 31,2009, and we had chosen to pay the benefits in a lump sum, Mr. Freeman would have been entitled to approximately $40,108 in the event of termination of employment as a result of disability, $46,455 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $335,523 in the event of his death.  If any of the foregoing events had occurred as of December 31, 2009, and we had chosen to pay the benefits in a lump sum, Mr. Thomas would have been entitled to approximately $44,945 in the event of termination of employment as a result of disability, $44,945 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $296,185 in the event of his death.  If any of the foregoing events had occurred as of December 31, 2009, and we had chosen to pay the benefits in a lump sum, Mr. Hyman would have been entitled to approximately $18,710 in the event of termination of employment as a result of disability, $25,268 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $252,043 in the event of his death.

          The agreements are not qualified under the Internal Revenue Code.  The agreements are unfunded, but certain benefits under the agreements are presently expected to be paid with funds provided by insurance policies owned by the Bank on the lives of the covered executives.

          The foregoing summary discussion of certain provisions of the Executive Supplemental Income Agreements is qualified in its entirety by reference to the agreements which have been filed with the Securities and Exchange Commission and does not create legal or equitable rights to any person.

Profit Sharing and Savings Plan

          The Conway National Bank Profit Sharing and Savings Plan is a defined contribution pension plan that covers all employees who have attained age twenty-one and have a minimum of one year of service.  Upon ongoing approval of the Board of Directors, the Bank matches one hundred percent of employee contributions up to three percent of salary deferred, and fifty percent of employee contributions in excess of three percent and up to five percent of salary deferred. The Board of Directors may also make discretionary contributions to the Plan.  The Plan is a qualified plan under Section 401(k) of the Internal Revenue Code.  For the year ended December 31, 2009, the Company contributed $380,000 under the plan.

2009 Nonqualified Deferred Compensation

          Neither our Company nor our Bank has plans which provide for the deferral of compensation, by executives or other staff, on a basis that is not tax-qualified.

Plans or Agreements that Provide for Potential Payments upon Termination or a Change of Control

          We provide supplemental benefits to certain key officers under The Conway National Bank Executive Supplemental Income Plan discussed above and a Phantom Stock Deferred Compensation Plan. These plans are not qualified under the Internal Revenue Code.  These plans are unfunded, but certain benefits under the Executive Supplemental Income Plan are presently expected to be paid with funds provided by insurance policies owned by the Bank on the lives of the covered executives.

Phantom Stock Deferred Compensation Plan

          Our Phantom Stock Deferred Compensation Plan provides that we may, at our discretion, award phantom stock units to certain key employees, including Messrs. Duncan, Sanders, Benson, Freeman, Thomas, and Hyman.  Under the plan, "phantom stock" is defined as the hypothetical number of shares that could be purchased on December 31 of the year in which an award was made as determined by dividing the dollar amount of the award by the fair market value of our common stock.  For purposes of the plan, "fair market value" of our common stock is defined as the appraised value of our common stock based on the appraisal performed to determine the value of our common stock for employee plans in the September preceding the date of the award.  For example, if on December 31, 2009, we awarded the executive $10,375 under the phantom stock plan, and the September 2010 appraised value of the common stock were $83.00, per share, the executive's account would be credited with 125 shares of phantom stock associated with this award (Dollar amount of the award divided by fair market value equals number of shares of phantom stock credited to the executive's phantom stock account).

          The number of units in an executive's account is required to be equitably adjusted and restated to reflect changes in the number of common shares outstanding resulting from stock splits, stock dividends, stock issuances, and stock redemptions.  The number of units is also required to be equitably adjusted and restated to reflect cash dividends paid to our common shareholders. The units are credited with appreciation, if any, in the market value of the unit as compared to the initial value per unit.  As discussed in more detail below, the cash value of the units, together with interest, is paid to the executive or his beneficiary, as appropriate, in installments after the executive's death, retirement, or separation from service.  No stock is ever issued to employees pursuant to the plan, and the executive has no rights as a shareholder with respect to phantom stock credited to his account.

          The plan provides that, if the executive's employment with us is terminated upon his reaching age 65, we are required to pay him the fair market value of the phantom stock credited to his account.  Fair market value is to be determined immediately prior to the date of his termination. We are also required to pay interest on that amount at the rate of eight percent per year, compounded monthly, from December 31 of the year immediately prior to the date of termination of employment until the commencement of payments.  We are required to make the payments in 240 equal monthly installments, including interest at the rate of eight percent per year, compounded monthly, beginning on the first day of the calendar month following termination of employment.

          If the executive's employment with us is terminated before he reaches age 65 for any reason other than death or disability, we are required to pay him the fair market value of the phantom stock credited to his account (valued immediately prior to termination of employment), multiplied by a vesting percentage for the year immediately prior to the termination of employment as provided in his phantom stock agreement.  We are also required to pay interest on that amount at the rate shown in his agreement, compounded monthly, from the date of termination of employment until the commencement of payments.  The non-vested portion of the benefit will be forfeited.  We are required to make the payments in 240 equal monthly installments, including interest at the rate set forth in his agreement, compounded monthly, beginning on the first day of the calendar month following the executive's reaching age 65.  If the executive was employed by us for fewer than ten years at the date of termination of employment, the interest rate will be reduced for each year fewer than ten years for which the executive was employed by us.  If Mr. Duncan's employment had terminated under this provision of the agreement as of December 31, 2009, we would have been required to pay him 240 equal monthly installments of approximately $4,682 each commencing on the first day of the month after his reaching age 65.  If Mr. Benson's employment had terminated under this provision of the agreement as of December 31, 2009, we would have been required to pay him 240 equal monthly installments of approximately $1,675 each commencing on the first day of the month after his reaching age 65.  If Mr. Freeman's employment had terminated under this provision of the agreement as of December 31, 2009, we would have been required to pay him 240 equal monthly installments of approximately $3,501 each commencing on the first day of the month after his reaching age 65.  If Mr. Thomas' employment had terminated under this provision of the agreement as of December 31, 2009, we would have been required to pay him 240 equal monthly installments of approximately $2,514 each commencing on the first day of the month after his reaching age 65.  If Mr. Hyman's employment had terminated under this provision of the agreement as of December 31, 2009, we would have been required to pay him 240 equal monthly installments of approximately $3,040 each commencing on the first day of the month after his reaching age 65.

          If the executive terminates his employment as a result of disability before he reaches age 65, we are required to pay him the fair market value of the phantom stock credited to his account. Fair market value is to be determined immediately prior to the date of his termination.  We are also required to pay interest on that amount at the rate of eight percent per year, compounded monthly, from December 31 of the year immediately prior to the date of termination of employment until the commencement of payments.  We are required to make the payments in 240 equal monthly installments, including interest at the rate of eight percent per year, compounded monthly, beginning on the first day of the calendar month following the executive's reaching age 65.  If Mr. Duncan had become disabled and elected to receive the disability benefits at December 31, 2009, we would have been required to pay him 240 equal monthly installments of approximately $5,852 each commencing on the first day of the month after his reaching age 65.  If Mr. Benson had become disabled and elected to receive the disability benefits at December 31, 2009, we would have been required to pay him 240 equal monthly installments of approximately $2,042 each commencing on the first day of the month after his reaching age 65.  If Mr. Freeman had become disabled and elected to receive the disability benefits at December 31, 2009, we would have been required to pay him 240 equal monthly installments of approximately $4,376 each commencing on the first day of the month after his reaching age 65.  If Mr. Thomas had become disabled and elected to receive the disability benefits at December 31, 2009, we would have been required to pay him 240 equal monthly installments of approximately $3,035 each commencing on the first day of the month after his reaching age 65.  If Mr. Hyman had become disabled and elected to receive the disability benefits at December 31, 2009, we would have been required to pay him 240 equal monthly installments of approximately $3,800 each commencing on the first day of the month after his reaching age 65.

          If we are subject to a change of control while the executive is employed by us, we are required to pay him the fair market value of the phantom stock credited to his account.  Fair market value is to be determined on the date of the change of control.  We are also required to pay interest on that amount at the rate of eight percent per year from the date of the change of control until the commencement of payments.  We are required to make the payments in 240 equal monthly installments, including interest at the rate of eight percent per year, compounded monthly, beginning on the first day of the calendar month following the executive's reaching age 65.  The agreement defines "change of control" as (i) a tender offer made and consummated for 25% or more of our outstanding voting securities; (ii) our merger or consolidation with another entity after which less than 75% of the voting securities of the surviving or resulting entity are owned by persons who were our shareholders immediately prior to the transaction; (iii) a sale of substantially all of our assets to an entity that is not our wholly-owned subsidiary; or (iv) an acquisition by any person of 25% or more of our outstanding voting securities.  If a change of control had occurred on December 31, 2009, we would have been required to pay Mr. Duncan 240 equal monthly installments of approximately $5,852 each commencing on the first day of the month after his reaching age 65.  If a change of control had occurred on December 31, 2009, we would have been required to pay Mr. Benson 240 equal monthly installments of approximately $2,042 each commencing on the first day of the month after his reaching age 65.  If a change of control had occurred on December 31, 2009, we would have been required to pay Mr. Freeman 240 equal monthly installments of approximately $4,376 each commencing on the first day of the month after his reaching age 65.  If a change of control had occurred on December 31, 2009, we would have been required to pay Mr. Thomas 240 equal monthly installments of approximately $3,035 each commencing on the first day of the month after his reaching age 65.  If a change of control had occurred on December 31, 2009, we would have been required to pay Mr. Hyman 240 monthly installments of approximately $3,800 each commencing on the first day of the month after his reaching age 65.

          If the executive dies while he is employed by us, we are required to pay his beneficiary the fair market value of the phantom stock credited to his account.  Fair market value is to be determined immediately prior to the date of his death.  We are also required to pay interest on that amount at the rate of eight percent per year, compounded monthly, from the December 31st of the year immediately prior to the date of death until the commencement of payments.  We are required to make the payments in 240 equal monthly installments, including interest at the rate of eight percent per year beginning on the first day of the calendar month following the executive's death.  If Mr. Duncan had died on December 31, 2009, we would have been required to pay his beneficiary 240 equal monthly installments of approximately $2,376 each commencing on the first day of the month following his death.  If Mr. Benson had died on December 31, 2009, we would have been required to pay his beneficiary 240 equal monthly installments of approximately $1,061 each commencing on the first day of the month following his death.  If Mr. Freeman had died on December 31, 2009, we would have been required to pay his beneficiary 240 equal monthly installments of approximately $1,673 each commencing on the first day of the month following his death.  If Mr. Thomas had died on December 31, 2009, we would have been required to pay his beneficiary 240 monthly installments of approximately $1,466 each commencing on the first day of the month following his death.  If Mr. Hyman had died on December 31, 2009, we would have been required to pay his beneficiary 240 equal monthly installments of approximately $1,246 each commencing on the first day of the month following his death.

          If the executive dies after benefit payments have commenced, any remaining benefits will be paid to his beneficiary at the same times and in the same amounts as they would have been paid had he lived.  If the executive dies after termination of employment but before commencement of payment of benefits, payment of benefits will be accelerated to the first day of the calendar month following his death.

          The amounts payable under the plan may be reduced to the extent they would be deemed to constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code.

           The plan makes payment of benefits contingent upon the executive not engaging in activities that are competitive to us, without our consent, during the period of his employment and for a period of five years following termination of his employment with us.  Such prohibited competitive activities include engaging in, or becoming interested in, as an owner, member, sole proprietor, partner, or shareholder, or becoming associated with in the capacity of employee, consultant, director, officer, principal, agent, trustee, or in any other capacity, an enterprise conducted within a 25-mile radius of our main office, which enterprise is, or may be deemed to be competitive with our business.  This prohibition on competition does not, however, apply in the event we are subject to a change of control.  Payment of benefits is also contingent upon the executive not soliciting any of our employees or customers without our consent for a period of five years following termination of his employment with us.  If the executive breaches any of these prohibitions, all payments owed to him under his phantom stock agreement will terminate and no further amounts will be due him.

          The foregoing summary discussion of certain provisions of the Phantom Stock Deferred Compensation Plan is qualified in its entirety by reference to the plan which has been filed with the Securities and Exchange Commission and does not create legal or equitable rights to any person.

Executive Supplemental Income Agreements

          The Executive Supplemental Income Agreements we have entered into with our executive officers and the amounts we would have been required to pay our executives under these agreements if the triggering events thereunder had occurred as of December 31, 2009, are discussed above in the section "Executive Supplemental Income Agreements."

Compensation of Directors

          In 2009, our Directors who were not Bank officers received $900 for each monthly meeting of the Board of Directors and an additional $300 for each committee meeting attended.  The Chairman of the Audit Committee received an additional $100 per Audit Committee meeting attended, and the Chairman of the Board received an additional $100 per meeting of the Board of Directors commencing in February 2009.  We do not pay or provide any other types of compensation to our directors.

          The table below provides information about compensation we paid to each of our directors for their service to the Company and the Bank in 2009.  We do not pay directors' fees to our executive officers who are also directors of the Company and Bank.

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)
James W. Barnette, Jr.	18,500
Harold G. Cushman, Jr.	19,300
Harold G. Cushman, III	16,200
Edward T. Kelaher	17,100
William O. Marsh	16,200
George F. Sasser	16,200
Lynn Gatlin Stevens	15,300
John C. Thompson	16,200

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC").  Such officers, directors, and 10 percent shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

           Based solely on our review of copies of such reports received and written representations to us, we believe that during the fiscal year ended December 31, 2009, all Section 16(a) reports were filed in a timely manner.

TRANSACTIONS WITH RELATED PERSONS

          In the ordinary course of its business, our Bank makes loans to, accepts deposits from, and provides other banking services to certain of our directors and executive officers, their associates, and members of their immediate families.  Loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features. Rates paid on deposits and fees charged for other banking services and other terms of these transactions are also the same as those prevailing at the time for comparable transactions with other persons. Our Bank expects to continue to enter into transactions in the ordinary course of business on similar terms with our directors, officers, principal shareholders, their associates, and members of their immediate families.  Loans outstanding to such persons at December 31, 2009 totaled $2,000,280.  None of such loans have been on non-accrual status, 90 days or more past due, or restructured at any time.

          During 2009, we purchased insurance coverage through Peoples Underwriters, Inc. and paid premiums of $170,092.  H. Delan Stevens, who is married to Lynn Gatlin Stevens, one of our directors, is an owner and the Vice President of Peoples Underwriters, Inc.  We believe that the premiums paid were comparable to those we would have paid if we had purchased the insurance from an unrelated third party.

          From time to time we may also enter into other types of business transactions or arrangements for services with our directors, officers, principal shareholders, or their associates.  These types of transactions or services might include, among others, contracts for the construction or renovation of bank premises, purchases of automobiles, equipment rentals, purchases of insurance, and legal services.  We only enter into such arrangements if we determine that the prices or rates offered are comparable to those available to us from unaffiliated third parties.  Our Board approves such transactions on a case by case basis.  We do not have written policies or procedures with respect to such approvals.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

          Our Audit Committee has chosen Elliott Davis, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and recommends that shareholders ratify this appointment.  Representatives of Elliott Davis, LLC are expected to be present at the Annual Meeting and available to respond to appropriate questions and may make a statement if they wish to do so.

Fees Billed By Independent Auditors

          Elliott Davis, LLC served as our auditor during the fiscal years ended December 31, 2009 and 2008.  The following table shows the fees that we paid or accrued for the audit and other services provided by Elliott Davis, LLC for the fiscal years ended December 31, 2009 and 2008.

	Year Ended December 31, 2009	Year Ended December 31, 2008
Audit Fees Audit-Related Fees Tax Fees All Other Fees Total	$ 82,140 46,400 13,245 12,930 $154,715	$ 75,000 43,350 12,965 11,000 $142,315

          Audit Fees.  This category includes the aggregate fees billed for professional services rendered by Elliott Davis, LLC for the audit of our annual consolidated financial statements and for reviews of the financial statements included in our reports on Forms 10-Q.  These fees include amounts paid or expected to be paid for each respective year's audit. Reimbursements for travel and other out-of-pocket expenses are not included.

          Audit-Related Fees.  This category includes the aggregate fees billed for assurance and related services rendered by Elliott Davis, LLC that are reasonably related to the performance of the audit or review of our financial statements and that are not reported under "Audit Fees."  These services principally include the examination of our assertions regarding internal controls in accordance with the Federal Deposit Insurance Corporation Improvement Act and the Sarbanes-Oxley Act.

          Tax Fees.  This category includes the aggregate fees billed for tax services rendered by Elliott Davis, LLC.  These services were primarily for the preparation of our state and federal tax returns. Additionally, Elliott Davis, LLC assists us with tax compliance and provides limited assistance with quarterly estimated income tax estimates.

          All Other Fees.  This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above.  These other services consisted of audits of the 401(k) plan and review of the Company's 2009 Private Placement Memorandum.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

          Our Audit Committee substantially pre-approves all audit and non-audit services and fees provided by the independent auditors. These services include audit services, audit-related services, tax services, and other services.  All of the principal accounting services and fees reflected in the table, unless otherwise noted, were reviewed and approved by the Audit Committee. All of the services were performed by individuals employed by the independent auditor.

AUDIT COMMITTEE REPORT

          The Audit Committee of our Board of Directors has reviewed and discussed with our management our audited financial statements for the year ended December 31, 2009.  Our Audit Committee has discussed with our independent auditor, Elliott Davis, LLC, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  Our Audit Committee has also received the written disclosures and the letter from Elliott Davis, LLC, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Elliott Davis, LLC its independence.  Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

                 James W. Barnette, Jr            Harold G. Cushman, Jr.             Edward T. Kelaher             William O. Marsh

OTHER BUSINESS

          Our Board of Directors does not know of any other business to be presented at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, however, the persons named as proxies in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment.

INCORPORATION BY REFERENCE

          Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed to be filed with the Securities and Exchange Commission and they shall not be deemed incorporated by reference into any prior or future filings we have made or make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate such information by reference.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 11, 2010

The Company's 2009 Annual Report and 2010 Proxy Statement are available via the Internet at: www.conwaynationalbank.com.

Appendix A

CONWAY NATIONAL BANK

COMPENSATION COMMITTEE CHARTER

Purpose

          The primary purpose of the Compensation Committee (the "Committee") is to aid the Board of Directors (the "Board") in discharging its responsibilities relating to the compensation of the Company's executive officers, including the Chief Executive Officer. The Committee has overall responsibility for evaluating and approving the Company's compensation plans, policies and programs. The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company's proxy statement.

Membership

           The Committee shall be composed of at least three (3) members of the Board each of whom shall be encouraged to: (a) meet the independence requirements, applicable laws, rules and regulations governing independence, as determined by the Board; and (b) qualify as "non-employee directors" as defined in Section 16 of the Securities Exchange Act of 1934.

          The members of the Committee shall be appointed by the Board of Directors.

Structure and Meetings

          The Chairperson of the Committee will preside at each meeting of the Committee and in consultation with the other members of the Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The CEO may not be present during voting or deliberations on the CEO's compensation.

Duties and Responsibilities

          The Committee shall have the duties, responsibilities and authority to:

▪

Annually review and determine (i) the annual compensation, including salary, bonus, incentive, and other compensation of the chief executive officer (ii) approve corporate goals and objectives relevant to compensation of the chief executive officer, and (iii) evaluate performance in light of these goals and objectives, approve compensation in accordance therewith, and provide a report thereon to the Board.

▪	Annually review the amounts and terms of base salary, incentive compensation and all other forms of compensation for the Company's executive officers, and report the Committee's findings to the Board.
▪	Prepare, or oversee the preparation of, and approve the annual Committee report on executive compensation for inclusion in the Company's proxy statement.

CONWAY NATIONAL BANK

COMPENSATION COMMITTEE CHARTER

Duties and Responsibilities - continued

▪	Review executive officer compensation in reference to Section 162(m) of the Internal Revenue Code, as it may be amended from time to time, and any other applicable laws, rules and regulations.
▪

Annually review and make recommendations to the Board with respect to incentive-based compensation plans, establish criteria for the terms of awards granted to participants under such plans, grant awards in accordance with such criteria, and exercise all authority granted to the Committee under such plans, or by the Board in connection with such plans.

▪	Recommend to the Board the compensation for directors (including retainer, committee and committee chair fees, and other similar items, as appropriate).
▪	Establish and approve policy on employment agreements, severance arrangements, and change in control agreements and provisions, as well as any special supplemental benefits.
▪	Conduct an annual review of the Compensation Committee's performance, periodically assess the adequacy of its charter, and recommend changes to the Board as needed.
▪

Retain, at the expense of the Bank, such compensation consultants, outside counsel, and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

▪

Perform any other activities consistent with this Charter, the Company's Bylaws, and governing law as the Committee or the Board deem appropriate. Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

▪	Regularly report to the Board on the Committee's activities.

PROXY

CNB CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREHOLDERS -TUESDAY, MAY 11, 2010, 5:15 P.M.

          Harold G. Cushman, Jr., John C. Thompson, L. Ford Sanders, II, or ___________________, or any of them, with full power of substitution, are hereby appointed as agent(s) of the undersigned to vote as proxies all of the shares of Common Stock of CNB Corporation held of record by the undersigned on the Record Date at the Annual Meeting of Shareholders to be held on May 11, 2010, and at any adjournment thereof, as follows:

1.          Election                                                    FOR all nominees listed                         WITHHOLD AUTHORITY
             Directors.                                                 below                                                     to vote for all nominees
                                                                                                                                             listed below

                                                                               WITHHOLD AUTHORITY only on the following nominees:

                                                                         Instructions:  To withhold authority to vote for any individual(s), write the                                                                                                 nominee's(s') name(s) on the line above.

NOMINEES (3-year term):

                         James W. Barnette, Jr.                      Harold G. Cushman, III                      W. Jennings Duncan

 2.        Ratification of Elliott Davis, LLC as the Company's auditors for the year ended December 31, 2010.

                  FOR                                                                 AGAINST                                                ABSTAIN

3.          And, in the discretion of said agents, upon such other business as may properly come before the meeting, and matters incidental to the conduct of the meeting.  (Management at present knows of no other business to be brought before the meeting.)

THE PROXIES WILL BE VOTED AS INSTRUCTED.  IF NO CHOICE IS INDICATED WITH RESPECT TO A MATTER WHERE A CHOICE IS PROVIDED, THIS PROXY WILL BE VOTED "FOR" SUCH MATTER.

Please sign exactly as name appears below.  When signing as attorney, personal representative, administrator, trustee, or guardian, please give full title. If more than one trustee, all should sign.  All joint owners must sign.

Dated:                                                     ,2010